Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information, dated May 1, 2026, and included in this Post-Effective Amendment No. 58 to the Registration Statement (Form N-4, File No. 33-73734) of Transamerica Variable Funds (the “Registration Statement”).

We also consent to the use of our report dated March 6, 2026, with respect to the financial statements of each of the subaccounts within Transamerica Variable Funds, for the year ended December 31, 2025, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 28, 2026